SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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Loews Corporation
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667 Madison Avenue
New York, New York 10065-8087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2014

The Annual Meeting of Shareholders of Loews Corporation will be held at The Pierre, 2 East 61st Street, New York, New York, on Tuesday, May 13, 2014, at 11:00 A.M. New York City time, for the following purposes:

•	To elect thirteen directors;

•      To approve, on an advisory basis, the company’s executive compensation;

•	To ratify the appointment of our independent auditors for 2014; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 19, 2014 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated:	March 31, 2014

PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED THEREWITH.

LOEWS
CORPORATION

PROXY STATEMENT

We are providing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our Annual Meeting of Shareholders, which will be held on May 13, 2014. Our mailing address is 667 Madison Avenue, New York, New York 10065-8087. Please note that throughout this Proxy Statement we refer to Loews Corporation as “we,” “us,” “our,” “Loews” or the “Company.”

Voting

As of March 19, 2014, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 387,298,683 shares of our Common Stock outstanding. Each outstanding share of our Common Stock is entitled to one vote on all matters that may come before the meeting. All proxies properly voted in accordance with the instructions set forth below prior to the meeting will be voted at the meeting. You may revoke your proxy at any time before it is exercised by giving notice in writing to our Corporate Secretary, by granting a proxy bearing a later date or by voting in person at the meeting. Shares with respect to which a broker indicates that it does not have authority to vote on a matter will be considered “broker non-votes” and will not be counted as voting on such matter.

      Majority Vote Standard for Election of Directors.  Our by-laws provide that a nominee for director in an uncontested election such as this one will be elected to the Board if the votes cast for that nominee’s election exceed the votes cast against his or her election. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted and will have no effect on the outcome of the voting for directors. In the event that an incumbent nominee does not receive a majority of the votes cast, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject that resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Votes Required to Adopt Other Proposals.  The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve each of the other proposals to be voted on at the meeting. Shares that are voted to abstain on these matters will be considered present at the meeting, but since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the voting.

Voting by Proxy.  We expect to begin mailing to our shareholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (a “Notice”) containing instructions describing how to access our proxy materials, including this Proxy Statement and our Annual Report, and vote shares by the Internet or by telephone, on or about March 31, 2014. If you receive a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below:

•	by the Internet: to submit your proxy by the Internet, go to www.proxyvote.com. You will need the 12 digit number included on your proxy card, voter instruction form or Notice;

•
by telephone:  to submit your proxy by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or Notice; or

•
by mail:  if you are a holder of record and received your Proxy Statement and Annual Report by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed self-addressed envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full set of the annual meeting materials at no charge through one of the following methods: (i) by the Internet at: www.proxyvote.com; (ii) by telephone at: 1-800-579-1639; or (iii) by e-mail at sendmaterial@proxyvote.com. Once you receive the Proxy Statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Voting in Person.  All shareholders may vote in person at the meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If your shares are held in street name, you must obtain a valid legal proxy, executed in your favor, from your broker or other holder of record to be able to vote at the meeting.

Confidentiality.  Our Board of Directors has adopted a policy of confidentiality regarding the voting of shares. Under this policy, all proxies, ballots and voting tabulations that identify how an individual shareholder has voted at the meeting will be kept confidential from us, except where disclosure is required by applicable law, a shareholder expressly requests disclosure, or in the case of a contested proxy solicitation. Proxy tabulators and inspectors of election will be employees of Broadridge Financial Solutions, Inc. or another third party and not our employees.

Principal Shareholders

The following table shows certain information, at March 1, 2014 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of our Common Stock. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

	Amount	Percent
Name and Address	Beneficially Owned	of Class

Southeastern Asset Management, Inc. (1)	34,984,792	9.0%
6410 Poplar Ave., Suite 900
Memphis, TN 38119

Joan H. Tisch (2)(3)	21,933,426	5.7
c/o Barry L. Bloom
655 Madison Avenue
New York, NY 10065

(1) This information is as of December 31, 2013 and is based on a Schedule 13G report filed jointly by Southeastern Asset Management, Inc. and Mr. O. Mason Hawkins, its chairman and chief executive officer. According to the report, Southeastern Asset Management, Inc. has sole voting power with respect to 17,196,741 shares and sole dispositive power with respect to 21,030,077 shares, and Mr. O. Mason Hawkins does not have sole voting or dispositive power with respect to any shares.

(2) This information is as of December 31, 2013 and is based on a Schedule 13G report filed by Mrs. J.H. Tisch. According to the report, the amount beneficially owned includes 8,876,295 shares owned beneficially by Mrs. J.H. Tisch directly and 13,057,131 shares held by her as trustee of various trusts.

(3) Joan H. Tisch was the wife of the late Preston R. Tisch, former Co-Chairman of the Board of the Company. James S. Tisch, President and Chief Executive Officer and a director of the Company, and Andrew H. Tisch, Co-Chairman of the Board and Chairman of the Executive Committee of the Company, are nephews of Mrs. J.H. Tisch. Jonathan M. Tisch, Co-Chairman of the Board of the Company, is the son of Mrs. J.H. Tisch. James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch are members of the Company’s Office of the President.

Director and Officer Holdings

The following table shows certain information, at March 1, 2014, as to the shares of our Common Stock beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below and all of our executive officers and directors as a group, based on data furnished by them. The number of shares included with respect to stock appreciation right (“SAR”) awards granted under the Loews Corporation Stock Option Plan (our “Stock Option Plan”) is the number of shares of our Common Stock each person would have received had such person exercised his or her SARs, based on the fair market value per share ($43.49) of our Common Stock, calculated in accordance with the terms of our Stock Option Plan, on March 1, 2014.

	Amount Beneficially		Percent
Name	Owned (1)		of Class

Lawrence S. Bacow	1,170	(2)	*
Ann E. Berman	7,204	(3)	*
Joseph L. Bower	19,139	(4)	*
Charles M. Diker	21,604	(5)	*
David B. Edelson	85,030	(6)	*
Jacob A. Frenkel	2,401	(2)	*
Paul J. Fribourg	17,404	(2)	*
Walter L. Harris	21,904	(7)	*
Peter W. Keegan	40,030	(8)	*
Philip A. Laskawy	18,904	(9)	*
Ken Miller	21,762	(10)	*
Gloria R. Scott	-		*
Andrew H. Tisch	14,876,485	(11)	3.8%
James S. Tisch	15,544,481	(12)	4.0
Jonathan M. Tisch	8,912,238	(13)	2.3
Anthony Welters	-		*
All executive officers and directors	39,658,926	(14)	10.2
as a group (19 persons including
those listed above)

* Represents less than 1% of the outstanding shares.

(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

(2) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(3) Includes 6,904 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable, and 300 shares held by a charitable foundation as to which Ms. Berman has shared voting and investment power.

(4) Includes 17,404 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(5) Includes 18,604 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

(6) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Edelson owns beneficially 6,000 common units of Boardwalk Pipeline Partners, LP, a 53% owned subsidiary of the Company (“Boardwalk Pipeline”) and 2,000 shares of CNA Financial Corporation, a 90% owned subsidiary of the Company (“CNA”).

(7) Includes 15,904 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Harris owns beneficially 1,830 shares of CNA and 2,000 common units of Boardwalk Pipeline.

(8) Represents shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Keegan owns beneficially 10,000 shares of CNA.

(9) Includes 12,904 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable and 6,000 shares owned beneficially by Mr. Laskawy’s wife.

(10) Includes 4,762 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. In addition, Mr. Miller owns beneficially 9,000 shares of CNA.

(11) Includes 113,371 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 14,693,114 shares held by trusts of which Mr. A.H. Tisch is the managing trustee, and 70,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. In addition, Mr. A.H. Tisch is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(12) Includes 113,371 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 10,106,921 shares held by trusts of which Mr. J.S. Tisch is the managing trustee, and 270,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns beneficially 16,250 shares of Diamond Offshore Drilling, Inc., a 50.4% owned subsidiary of the Company (“Diamond Offshore”), including 11,250 shares issuable upon the exercise of awards that are currently exercisable. He is also the managing trustee and beneficiary of a trust that owns beneficially 106,100 shares of CNA and is a trustee of trusts that own beneficially a 25% interest in general partnerships that own, in the aggregate, 324,200 common units of Boardwalk Pipeline.

(13) Includes 113,371 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable. Also includes 8,578,867 shares held by trusts of which Mr. J.M. Tisch is the managing trustee and 220,000 shares held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(14) Includes 631,800 shares issuable upon the exercise of awards granted under our Stock Option Plan that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations to us, we believe that during 2013 all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

ELECTION OF DIRECTORS
(Proposal No. 1)

Our Board of Directors has fixed the number of directors constituting the full Board at thirteen, effective on May 13, 2014. Accordingly, at the meeting shareholders will vote to elect a Board of thirteen directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy, unless you specify otherwise in your proxy, to vote for the election of the nominees named below, each of whom is now a director. Our Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a director and each has agreed to be nominated in this Proxy Statement. If any nominee is unable or unwilling to serve, we anticipate that either proxies will be voted for the election of a substitute nominee or nominees recommended by our Nominating and Governance Committee and approved by our Board and consistent with the proxy rules, or our Board will adopt a resolution reducing the number of directors constituting our full Board.

Information about each nominee for director and the nominee’s age, principal occupation during the past five years and other background information and individual qualifications and attributes are set forth below. Unless otherwise noted below, no entity related to a nominee is affiliated with the Company.

Lawrence S. Bacow, 62 – Fellow, Harvard College. Dr. Bacow also served as President-in-Residence of the Harvard Graduate School of Education from 2011 until 2014 and President of Tufts University from 2001 to 2011. He was a director of Boston Properties, Inc. from 2003 until 2012. He has been a director of the Company since 2011.

Dr. Bacow’s experience as an educator and as the President of Tufts University, coupled with his experience as having served as a consultant to a variety of companies and his service as a director of a public company provides him with a wealth of knowledge and experience which are valuable to our Board in its deliberations.

Ann E. Berman, 61 – Senior advisor to the president of Harvard University from April 2006 until June 2009. Ms. Berman is also a director of Eaton Vance Corporation and Cantel Medical Corp. She has been a director of the Company since 2006.

Ms. Berman’s experience, including having served as Vice President of Finance and Chief Financial Officer of Harvard University, has provided her with a deep knowledge of the complex financial issues faced by large institutions such as the Company. In addition, her past service on the board of the Harvard Management Company, which oversees the management of Harvard’s endowment, gives her extensive experience in dealing with large and diverse investment portfolios such as those maintained by the Company and its subsidiaries. This knowledge and experience qualifies her to serve as one of the two financial experts on our Board’s Audit Committee.

Joseph L. Bower, 75 – Baker Foundation Professor of Business Administration at Harvard University. Professor Bower is also a director of Anika Therapeutics, Inc. and New America High Income Fund, Inc. He was also a director of Sonesta International Hotels Corporation from 1984 until 2012, Brown Shoe Company, Inc. from 1987 until 2011, and T H Lee-Putnam EO Fund from 2001 until 2009. He has been a director of the Company since 2001.

Professor Bower has served as a Professor of Business Administration for over 45 years. For many years his scholarship has had a particular emphasis on corporate management, organization and leadership. His study and knowledge in this area serve to enhance our Board’s ability to fulfill its oversight responsibility with respect to the Company’s management.

Charles M. Diker, 79 – Managing Partner of Diker Management LLC, a registered investment adviser. Mr. Diker is also the Chairman of the Board of Cantel Medical Corp., a provider of infection prevention and control products and other medical devices. He has been a director of the Company since 2003.

Mr. Diker has had wide-ranging experience in the investment advisory field, as well as in the management or on the boards of several operating businesses. This combination of experiences as an investment professional and a key executive at operating companies is a valuable attribute which Mr. Diker brings to our Board, particularly in light of the Company’s varied investment and business interests.

Jacob A. Frenkel, 71 – Chairman of the Board of Trustees of the Group of Thirty, a nonprofit consultative group on international economic and monetary affairs, and since 2009, Chairman of JPMorgan Chase International, the international unit of bank JPMorgan Chase & Co., and a member of the International Council of JPMorgan Chase & Co. Dr. Frenkel served as Vice Chairman of insurer American International Group, Inc. from 2004 until 2009. He is also a director of Boston Properties, Inc. He has been a director of the Company since 2009.

Dr. Frenkel brings to our Board broad experience in international economic and monetary affairs. He has held senior executive positions at large financial institutions and governmental bodies, served as Governor of the Bank of Israel and also has served as a Professor of International Economics at the University of Chicago. This wide-ranging experience has provided Dr. Frenkel with valuable knowledge and skills which allow him to make important contributions to the work of our Board.

Paul J. Fribourg, 60 – Chairman of the Board, President and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company. Mr. Fribourg is also a director of Estee Lauder Companies, Inc., Burger King Holdings, Inc. and Apollo Global Management, LLC. He was also a director of Smithfield Foods, Inc. from 2007 until 2009. He has been a director of the Company since 1997.

Mr. Fribourg has had extensive and practical, hands-on experience as the chief executive officer of Continental Grain Company, a major industrial company with broad international operations. This background gives Mr. Fribourg particular insight into many of the business decisions which come before our Board.

Walter L. Harris, 62 – Independent consultant since June 2013. From December 2010 until June 2013, he was Vice Chairman of Alliant Insurance Services, Inc. and President of its wholly-owned subsidiary, T&H Group, Inc. (“Alliant”), an insurance brokerage firm. Prior to December 2010, Mr. Harris served as President and Chief Executive Officer of Tanenbaum-Harber Co., Inc., now known as T&H Brokers, Inc. (“T-H”). He has been a director of the Company since 2004.

Mr. Harris has extensive experience and knowledge regarding the commercial insurance industry, which is particularly valuable to our Board in light of the Company’s significant interest in the insurance industry as represented by one of our principal subsidiaries, CNA.

Philip A. Laskawy, 72 – Retired Chairman and Chief Executive Officer of Ernst & Young LLP. Mr. Laskawy is also a director of Henry Schein, Inc. and Lazard Ltd. He was also a director of General Motors Corporation from 2009 until 2013 and Federal National Mortgage Association (Fannie Mae) from 2008 until 2014. He has been a director of the Company since 2003.

Mr. Laskawy brings to our Board extensive knowledge of and skills in financial and accounting matters, having served as chairman and chief executive officer of one of the largest public accounting firms in the United States. This qualifies him to serve as one of the two financial experts on our Board’s Audit Committee. Financial and accounting issues are critical to the Company. Mr. Laskawy’s knowledge and skills are valuable to our Board in understanding and dealing with these issues.

Ken Miller, 71 – President and Chief Executive Officer of Ken Miller Capital, LLC, a merchant banking firm, and, since September 2012, Senior Advisor to Teneo Holdings, a consulting firm. He has been a director of the Company since 2008.

Mr. Miller has served as a financier and financial advisor for most of his business career. His experience in having served as a director of a variety of companies, as well as his skills in evaluating businesses and his experience in providing advice to third parties on financial transactions and capital markets, serve our Board well.

Andrew H. Tisch, 64 – Co-Chairman of the Board since 2006, Chairman of the Executive Committee and a member of the Office of the President of the Company. He is also a director of K12 Inc., CNA, Diamond Offshore and of the general partner of Boardwalk Pipeline. He has been a director of the Company since 1985.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999, and prior to that time had served the Company in a number of executive positions. This experience has provided him with broad knowledge of and insight into the Company, its operations and the businesses in which it is engaged, and has enabled him to be instrumental in providing the Company with both strategic direction and operational oversight. Our Board and its Nominating Committee believes that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

James S. Tisch, 61 – President and Chief Executive Officer and a member of the Office of the President of the Company. He is also a director of General Electric Company, CNA and Chairman of the Board of Diamond Offshore. Mr. Tisch served as Chief Executive Officer of Diamond Offshore until May 2008. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999, and prior to that time had served the Company in a number of executive positions, giving him wide-ranging knowledge of the Company, its operations and the businesses in which it is engaged, and enabling him to be instrumental in providing the Company with both strategic direction and operational oversight. Our Board and its Nominating Committee believes that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Jonathan M. Tisch, 60 – Co-Chairman of the Board of the Company since 2006, Chairman of Loews Hotels and a member of the Office of the President of the Company. Prior to January 2012, Mr. Tisch also served as Chief Executive Officer of Loews Hotels. He has been a director of the Company since 1986.

Mr. Tisch has served as a member of the Company’s Office of the President since 1999, and prior to that time had served the Company in a number of executive positions. This experience has provided him with extensive knowledge of and insight into the Company, its operations and business, and has enabled him to be instrumental in providing the Company with strategic direction and operational oversight. Our Board and its Nominating Committee believes that his direct experience in managing the Company’s business, as well as his institutional knowledge, is of critical importance to our Board in fulfilling its responsibilities.

Anthony Welters, 59 – Executive Vice President and a member of the Office of the CEO of UnitedHealth Group Incorporated since 2011. From 2006 until 2011 he was President, Public and Senior Markets Group of UnitedHealth Group. Mr. Welters is also a director of C.R. Bard, Inc. and West Pharmaceutical Services, Inc. and was a director of Qwest Communications, Inc. from 2006 until 2011. He has been a director of the Company since 2013.

Mr. Welters’ experience as a senior executive at a large, complex health insurance company, as well as his service as a director of several public companies and his work with numerous educational and philanthropic organizations, give him a range of knowledge and skills which will greatly benefit our Board.

Director Independence

Our Board of Directors has determined that the following directors, constituting a majority of our directors and nominees, are independent under the listing standards of the New York Stock Exchange: Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles M. Diker, Jacob A. Frenkel, Paul J. Fribourg, Walter L. Harris, Philip A. Laskawy, Ken Miller, Gloria R. Scott and Anthony Welters. We refer to these directors in this Proxy Statement as our “Independent Directors.” Our Board considered all relevant facts and circumstances and applied the independence standards described below in determining that none of our Independent Directors has any material relationship with our subsidiaries or us.

Our Board has established the following standards to assist it in determining director independence. A director would not be considered independent if any of the following relationships exists:

•	during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company;

•
the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation;

•
the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

In considering Dr. Frenkel’s independence, the Board noted that he serves as Chairman of JPMorgan Chase International, a unit of JPMorgan Chase & Co., where he concentrates on international strategy and global economic issues. From time to time, for many years, the Company has had commercial banking and investment banking relationships with JPMorgan Chase & Co. Dr. Frenkel has not had, and is not expected to have, any role in any current or potential future relationships between the Company and JPMorgan Chase & Co., or any material direct or indirect interest therein.

In considering Mr. Harris’s independence, the Board noted that he retains an ownership interest in certain former affiliates of T-H which, from time to time, receive brokerage commissions from insurance company subsidiaries of CNA (the “T-H Companies”). Mr. Harris has informed the Company that such commissions were less than the greater of $1 million or 2% of the consolidated gross revenues of the T-H Companies during each of the last three years.

Committees of the Board

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Executive Committee and Finance Committee. Our Audit Committee, Compensation Committee and Nominating and Governance Committee have written charters which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary.

Audit Committee.  The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent auditors and to approve all engagement fees and terms for our independent auditors.

The members of our Audit Committee are Walter L. Harris (Chairman), Lawrence S. Bacow, Ann E. Berman, Joseph L. Bower, Charles M. Diker, Paul J. Fribourg, Philip A. Laskawy, Ken Miller and Gloria R. Scott, each of whom is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the listing standards of the New York Stock Exchange. Our Board has determined that each of Ms. Berman and Mr. Laskawy is a “financial expert” under the rules of the Securities and Exchange Commission.

Compensation Committee.  The primary function of our Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executives. These responsibilities include reviewing our general compensation philosophy for executive officers, overseeing the development and implementation of compensation programs for executive officers and reviewing compensation levels, including incentive and equity-based compensation, for executive officers, directors and Board committee members. Our Compensation Committee determines and approves compensation for our executive officers and administers our incentive and equity-based compensation plans. In doing so, it considers recommendations made by our Chief Executive Officer meeting in executive session with the Compensation Committee. Neither our Chief Executive Officer nor any of our other executive officers participates in our Compensation Committee’s final deliberations on compensation matters. The members of our Compensation Committee are Joseph L. Bower (Chairman), Charles M. Diker and Paul J. Fribourg, each of whom is an Independent Director and satisfies the additional independence requirements for Compensation Committee members provided for in the listing standards of the New York Stock Exchange.

Nominating and Governance Committee.  The primary functions of our Nominating and Governance Committee are to identify individuals qualified to become members of our Board of Directors, recommend to our Board a slate of director nominees for election at our next annual meeting of shareholders and develop and recommend to our Board a set of corporate governance principles. These corporate governance principles are set forth in our Corporate Governance Guidelines which can be found on our website at www.loews.com and are available in print to any shareholder who requests a copy by writing to our Corporate Secretary. The members of our Nominating and Governance Committee are Paul J. Fribourg (Chairman), Joseph L. Bower, Jacob Frenkel, Walter L. Harris, Ken Miller and Gloria R. Scott, each of whom is an Independent Director.

Code of Ethics

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code can be found on our website at www.loews.com and is available in print to any shareholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of this Code for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions on our website.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. The Chairman of our Nominating and Governance Committee, currently Paul J. Fribourg, serves as the Lead Director and presides at these meetings.

Director Attendance at Meetings

During 2013 there were seven meetings of our Board of Directors, six meetings of our Audit Committee, two meetings of our Compensation Committee and three meetings of our Nominating and Governance Committee. During 2013, each of our directors attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during 2013. Our Board encourages all directors to attend our annual meetings of shareholders, but recognizes that circumstances may prevent attendance from time to time. All of our directors then serving, except Lawrence S. Bacow and Jacob A. Frenkel, attended our 2013 Annual Meeting of Shareholders.

2013 Director Compensation

During 2013, our non-management directors received a retainer of $25,000 and 2,250 fully vested SAR awards per quarter. In addition, members of our Audit Committee are paid $2,000, and members of our Compensation Committee and Nominating and Governance Committee are paid $1,000, for each committee meeting attended. Furthermore, the chair of our Audit Committee receives a retainer of $5,000 per quarter, and the chair of each of our Compensation and Nominating and Governance Committees receives a retainer of $2,500 per quarter. The following table shows information regarding the compensation of our non-management directors during the year ended December 31, 2013.

Fees Earned
	or Paid in	Option/SAR
Name	Cash	Awards (1)	Total

L.S. Bacow	$112,000	$62,985	$174,985

A.E. Berman	112,000	62,985	174,985

J.L. Bower	126,000	62,985	188,985

C.M. Diker	112,000	62,985	174,985

J.A. Frenkel	102,000	62,985	164,985

P.J. Fribourg	124,000	62,985	186,985

W.L. Harris	135,000	62,985	197,985

P.A. Laskawy	112,000	62,985	174,985

K. Miller	115,000	62,985	177,985

G.R. Scott	115,000	62,985	177,985

A. Welters (2)	25,000	17,590	42,590

(1) These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014 (our “2013 Annual Report”). At December 31, 2013, the aggregate number of stock option and SAR awards outstanding for each non-management director was as follows: Dr. L.S. Bacow, 21,000; Ms. A.E. Berman, 54,000; Prof. J.L. Bower, 64,500; Mr. C.M. Diker, 65,700; Dr. J.A. Frenkel, 31,500; Mr. P.J. Fribourg, 65,700; Mr. W.L. Harris, 63,000; Mr. P.A. Laskawy, 60,000; Mr. K. Miller, 39,000; Dr. G.R. Scott, 10,500; and Mr. A. Welters, 2,250.

(2) Mr. Welters joined our Board on October 8, 2013.

Director Nominating Process

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Although we have no minimum qualifications, a candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Governance Committee will retain full discretion in considering its nomination recommendations to our Board.

In identifying, evaluating and nominating individuals to serve as directors, our Board and its Nominating and Governance Committee do not rely on any preconceived diversity guidelines or rules. Rather, our Board and its Nominating and Governance Committee believe that the Company is best served by directors with a wide range of perspectives, professional experiences, skills and other individual qualities and attributes.

Board Leadership Structure

Our Board’s leadership structure consists of two Co-Chairmen of the Board, Andrew H. Tisch and Jonathan M. Tisch, both of whom are members of the Office of the President, and a Lead Director, who is also Chairman of its Nominating and Governance Committee, presently Paul J. Fribourg. The Company’s Chief Executive Officer and third member of its Office of the President, James S. Tisch, does not serve in a formal leadership capacity on our Board.

Our Board believes that this structure provides input and guidance for the Board from both senior management, as represented by the members of the Office of the President, and the non-management directors, as represented by the Lead Director, which enable the Board to fulfill its oversight role. Our Board also believes that the exclusion of the Company’s Chief Executive Officer from its leadership structure helps to achieve an appropriate balance between the differing perspectives of management and non-management directors during the course of its proceedings.

The Lead Director plays an important role in our Board’s leadership structure. The non-management directors meet in executive session after each regular meeting of our Board. The Lead Director chairs these meetings of the non-management directors, in addition to serving as Chairman of the Nominating and Governance Committee, the principal Board committee charged with responsibility for the Board’s leadership structure. In this dual role, the Lead Director facilitates the ability of non-management directors to fulfill their responsibilities and provides a structure for communicating any concerns that the non-management directors may have directly to the Company’s senior management.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing enterprise risk in the financial health of all business enterprises, including the Company. As part of its oversight responsibility, at our Board’s request the Company’s management provides periodic reports to our Board which, among other things, seek to systematically identify the principal risks facing the Company and its subsidiaries, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management through the conduit of the Lead Director and during full Board deliberations.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board – Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the Company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2013 with the Company’s management and independent auditors. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted, and as may be amended from time to time, by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the Company and its management, including the matters in the written disclosures provided to the Audit Committee as required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence. For more information about services provided by the auditors, please read “Audit Fees and Services,” below.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission.

By the Audit Committee:

Walter L. Harris, Chairman	Paul J. Fribourg
Lawrence S. Bacow	Philip A. Laskawy
Ann E. Berman	Ken Miller
Joseph L. Bower	Gloria R. Scott
Charles M. Diker

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview: Pay for Performance.  The objective of our executive compensation program is to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our shareholders.

The principal components of compensation for our Named Executive Officers (see the Summary Compensation Table, below) are:

•	base salary;

•	performance-based incentive compensation awards;

•	equity-based stock appreciation rights; and

•      retirement, medical and related benefits.

We believe in recognizing the performance of our executive officers primarily through fair and reasonable cash compensation made up of a fixed base salary and incentive compensation. The fixed base salary generally comprises less than half of the total potential cash compensation with the balance coming from our performance-based incentive compensation plan. In setting potential awards under that plan our Compensation Committee sets what it believes are reasonable target levels, but reserves to itself broad discretion to reduce or eliminate incentive compensation or to pay incentive compensation subject to pre-established maximums. In selecting these elements of executive compensation, we have considered our historical compensation policies as they have evolved over the years, national surveys of executive compensation at comparable sized companies and the executive compensation programs of various companies engaged in businesses similar to ours and our principal subsidiaries (although we do not benchmark our compensation to any particular group of companies), as well as applicable tax and accounting impacts of executive compensation. In addition, we have considered the advisory vote of our shareholders at the 2013 Annual Meeting, with approximately 96% of the votes cast in favor of approving our executive compensation program, and have not implemented any material changes to our program.

Our compensation program is intended to align the interests of our senior executives with those of our shareholders with a goal of increasing shareholder value and reasonably rewarding superior performance which supports that goal. In establishing the aggregate amount of targeted compensation for each Named Executive Officer, we do not rely on formula-driven plans which could result in unreasonably high compensation levels and could encourage excessive risk taking. Instead, the primary factor in setting targeted compensation is an evaluation of the individual’s performance in the context of our financial performance and compensation policies. The Compensation Committee also reviews and considers compensation levels and practices as shown in the surveys and other materials referred to above. Based on these factors, we determine an overall level of targeted cash compensation, a portion of which is to be paid as base salary and the balance of which would be incentive-based and stock-based awards, which are described in further detail below. Although the Committee reviews base salary and stock-based awards annually, the primary variable in our compensation program for Named Executive Officers has been the establishment of incentive compensation awards.

Our Chief Executive Officer, after consulting with the other members of the Office of the President, reviews with the Compensation Committee the performance of each Named Executive Officer and each other executive officer and makes a recommendation to the Committee with respect to their annual compensation, including the setting of parameters for incentive compensation awards and stock-based awards. In accordance with its charter, the Committee then makes the final determination regarding the compensation, including base salary, cash-based incentive compensation and grants of SAR awards, for our Chief Executive Officer and each of the other Named Executive Officers, as well as all of our executive officers.

Base Salary.  The base salary for each of our Named Executive Officers has remained unchanged at approximately $1 million per annum for at least the last five years. This reflects the impact of provisions of the Internal Revenue Code which limit the amount of compensation we may deduct for federal income tax purposes to $1 million for certain of the Named Executive Officers, except to the extent such compensation is considered to be “performance-based,” and the Compensation Committee’s policy of maximizing the deductibility of compensation. See “Deductibility of Compensation under the Internal Revenue Code,” below. In addition, the relative lower weight of base salary to performance-based compensation is consistent with the Compensation Committee’s belief that performance-based compensation should be the greater part of the compensation of each of our Named Executive Officers.

Incentive Compensation Awards.  The largest portion of the compensation of our Named Executive Officers in 2013 came from awards under our Incentive Compensation Plan for Executive Officers (“Incentive Compensation Plan”). This element of our compensation program makes a significant portion of the executive’s annual compensation dependent on the Company’s attainment of a pre-established level of net income. Under the Incentive Compensation Plan the Compensation Committee employs both quantitative factors – our attainment of the performance goal discussed below, and qualitative factors – the Committee’s assessment of the individual’s performance.

As more fully described below, under the terms of the Incentive Compensation Plan, the Compensation Committee in granting awards establishes a target amount and maximum award for each participant and retains full negative discretion to reduce awards despite the fact that funds may be available in the performance based pool. This allows the Committee to review and evaluate each participant’s performance in light of the year end results which, we believe, serves to discourage excessive risk taking. We believe the features of the Incentive Compensation Plan help align the interests of our executive officers with those of our shareholders.

Under the Incentive Compensation Plan, during the first quarter of each year our Compensation Committee establishes an annual performance bonus pool, expressed as a percentage of our Performance Based Income for that year. The performance bonus pool is not an expectation of the amount of bonuses that will, in fact, be paid. Performance Based Income is defined in the Incentive Compensation Plan to mean our consolidated net income as adjusted by the Committee in its sole discretion to take into account specific factors that may impact our business, but which the Committee deems reasonable and appropriate to exclude or include. Among other things, the Committee may take into account the potential impact on our earnings of realized and unrealized investment gains and losses, accounting changes, acquisitions and dispositions, charges relating to litigation, charges relating to reserve strengthening and adverse development associated with prior accident years at CNA, catastrophes and changes in legislation or regulation.

After establishing the performance bonus pool for the year, the Compensation Committee then allocates a portion of that pool (expressed as a percentage of Performance Based Income) to each of the Named Executive Officers and other executive officers who are participating in the Incentive Compensation Plan and are eligible to receive incentive compensation awards. The Committee establishes a target award (expressed as a dollar amount) for each participant, based on its assessment of the individual’s expected performance of his duties, with the intention that the incentive compensation award will not exceed the target award (even if the objective formula permits payment of an award in excess of the established target) except based on the Committee’s discretion. The Committee also establishes, for each participant, a maximum award (expressed as a dollar amount) to permit the Committee to award a bonus amount that exceeds the pre-established target award. In addition, in accordance with the Incentive Compensation Plan, it has been the practice of the Committee to retain negative discretion in the payment of awards, which allows the Committee to reduce or eliminate any award at the Committee’s discretion.

Once Performance Based Income for the year has been determined, typically in February of the following year, the Compensation Committee will review and re-assess each participant’s performance for such year and, based upon such review and re-assessment, will award incentive compensation out of each executive’s allocated percentage of the performance bonus pool. Based on such review and assessment, the Committee, in its discretion, will determine whether to award incentive compensation that meets or exceeds the target award (up to the maximum award established for that individual) or that is lower than the target award.

For 2013, the Compensation Committee established a performance bonus pool of 4% of Performance Based Income, which it determined was an appropriate level to give it the ability to recognize the performance of plan participants, which includes all of the Company’s executive officers, including the Named Executive Officers, while not unduly burdening the Company’s financial position with potentially excessive compensation. There is no expectation that the entire performance bonus pool will, in fact, be awarded and paid out. The Committee’s practice has been to pay bonuses amounting to only a fraction of the performance bonus pool. The potential for excessive compensation is further limited by the setting of target levels as well as absolute maximum amounts for each Named Executive Officer.

In allocating the performance bonus pool and setting the target award and maximum award for each Named Executive Officer, the Committee takes into account the factors described in “Overview: Pay for Performance” above, including primarily the individual’s duties, expected performance of those duties and compensation history and the Company’s goal of increasing shareholder value and reasonably rewarding superior performance while eschewing formula-driven plans which have the potential of providing unreasonably high compensation levels. With respect to each Named Executive Officer, other than the Chief Executive Officer, the Compensation Committee gives great weight to the recommendations of the Chief Executive Officer. The Committee relies on these qualitative factors, together with its discretion to reduce awards below the target award as well as to pay awards up to the maximum amount, and has determined not to establish specific, quantitative criteria or numerical formulas of performance measures. The 2013 target and maximum awards and the share of the performance bonus pool allocated to each Named Executive Officer are as follows:

	Share of 4%
	Bonus Pool		Maximum
Name	Allocated	Target Award	Award

James S. Tisch	17.6%	$3,285,000	$4,285,000
Andrew H. Tisch	14.2	2,650,000	3,650,000
Jonathan M. Tisch	14.2	2,650,000	3,650,000
David B. Edelson	16.3	3,050,000	4,050,000
Peter W. Keegan	11.7	2,185,000	3,185,000

The Compensation Committee determined that Performance Based Income for 2013 would mean our consolidated net income, after excluding the impact of certain items which the Committee concluded would not be appropriate in measuring performance in 2013. However, by reserving to itself the ability to exercise negative discretion to reduce an award otherwise earned the Committee retains the ability to take these excluded items and other factors it deems relevant into account in awarding incentive compensation. For 2013, Performance Based Income amounted to $1,238 million compared to consolidated net income of $595 million. The adjustments identified for 2013 and the reason for such adjustments, were:

(1) The effect of accounting changes. This item was excluded for the following reasons: (i) by its nature it is not a cash item; (ii) it is not within the control of the Company or any Named Executive Officer; and (iii) it has the possibility of increasing or decreasing net income in ways that may not be predictable when Performance Based Income is established.

(2) Net losses attributed to the impairment of goodwill. This item was excluded for the following reasons: (i) it is not a cash item; and (ii) under generally accepted accounting principles goodwill is accounted for under an impairment based model under which goodwill is subject to reduction, resulting in charges to income, based on a decline in fair value, but cannot be increased in subsequent periods if fair values rise.

(3) Net losses attributed to any charges resulting from the application of the full cost ceiling limitation in relation to the valuation of proved reserves at HighMount Exploration & Production LLC (“HighMount”), or any writedown of HighMount’s carrying value. This item was excluded for the following reasons: (i) it is not a cash item; (ii) it is based upon a measurement of proved reserves reflecting a price which does not take into account the long-lived nature of HighMount’s reserves; and (iii) like goodwill impairments, it cannot be increased in subsequent periods should prices rise.

(4) Any net loss attributable to an increase in the asbestos and environmental pollution reserves, and related adverse dividend or premium development, associated with accident years prior to 2000, and the after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves covered under CNA’s 2010 loss portfolio transfer which is not offset by losses ceded in that transaction due to retroactive reinsurance accounting. In 2010, CNA entered into a loss portfolio transfer transaction pursuant to which virtually all of its legacy asbestos and environmental pollution liabilities were ceded to a reinsurer. Accordingly, the Compensation Committee determined that any remaining charges related to this pre-2001 legacy business, as well as any net income which may result from the reinsurance benefits relating to the lost portfolio transfer transaction, should not be considered when measuring current performance.

(5) Charges relating to reserve strengthening and adverse dividend or premium development at CNA associated with accident years prior to 2000 related to mass tort claims. The Compensation Committee determined to exclude these charges because it believes that reserve practices and decisions made prior to 2000 in this claim category where there have been significant and unanticipated adverse developments is not an appropriate measure of current performance.

(6) Charges relating to reserve strengthening and any related increase in participating policyholder liability relating to CNA’s long term care or payout annuity liabilities, or relating to a loss portfolio transfer or other transaction that fixes or limits CNA’s exposure to such liabilities. CNA’s individual long term care business and payout annuity business are in run off and, with limited exceptions, CNA does not write long term care policies for new group customers. The Compensation Committee believes that any charges from a transaction which would substantially mitigate CNA’s exposure from this legacy business should not be taken into account in measuring performance in 2013.

(7) Realized gains and losses. The Compensation Committee determined to exclude both realized gains and realized losses since, at least to a certain extent, the decision to realize a gain or a loss could be a discretionary decision. Accordingly, by excluding realized gains and losses, any implication that an individual could be wrongly motivated in taking or failing to take a gain or loss in an effort to impact consolidated net income would be removed. In addition, a significant component of the Company’s realized investment gains and losses in recent years has included “other-than-temporary-impairments” of investment securities. As is the case with respect to goodwill impairments and charges relating to the ceiling test, these impairments can only result in charges; any subsequent increase in the market value of an impaired security can only be recognized if that security is sold.

(8) Catastrophe losses of CNA in excess of CNA’s 2013 budgeted amount, but not less than such budgeted amount. The level of catastrophes that impact a property and casualty insurer is, of course, unpredictable and, accordingly, not an appropriate way to measure performance. On the other hand, Performance Based Income should not be increased just because of a low level of catastrophes in any year. The Compensation Committee believes that the amount for catastrophe losses budgeted at the beginning of each year – which at times has been higher or lower than the actual level of catastrophe losses – is preferable for measuring performance.

(9) Charges relating to the disposition, by judgment or settlement, of smoking and health related litigation. The Company’s former subsidiary, Lorillard, Inc., has been subject to numerous claims for damages related to its cigarette business allegedly resulting from actions taken many years ago. In connection with the 2008 spin-off of Lorillard, Inc., Lorillard indemnified the Company from any and all claims relating to the operation of its business, including smoking and health claims. In light of this, the Compensation Committee determined that any charges of this nature would not be appropriate in determining Performance Based Income in awarding incentive compensation.

(10) Net income or loss attributable to changes in deferred income tax assets and liabilities resulting from a change in income tax rates in 2013. Several of the Company’s subsidiaries, by the nature of their business, recognize significant deferred income tax assets and liabilities, which have accumulated over many years. A change in the income tax rate could have a significant impact on these deferred tax items and on the Company’s net income since the impact in the year of this change would take into account the entire historical balance of deferred tax assets or liabilities. The Compensation Committee determined to exclude this item since any change in income tax rates is, of course, unpredictable and not within the Company’s control, and the resulting impact on net income and loss would not be a suitable indication of an individual’s performance.

(11) Gain or loss on disposal of discontinued operations (but not income from operations of the discontinued operations). The Compensation Committee determined to exclude both gains and losses from the disposal of discontinued operations in the belief that the results from a disposition, whether positive or negative, relate to the generally multi-year holding period of the asset disposed of even though recognized in the year of disposal. Thus any such gains or losses could distort net income in the year of disposition.

An integral part of the implementation of the Incentive Compensation Plan by the Compensation Committee is the retention by the Committee of negative discretion with respect to the award to each executive officer, allowing the Committee to reduce or eliminate any award notwithstanding the existence of Performance Based Income. This gives the Committee the flexibility to appropriately evaluate the performance of each executive officer in light of, not only the level of Performance Based Income, but also in relation to the Company’s consolidated net income and the individual’s performance.

The Compensation Committee’s determination to grant awards for each Named Executive Officer in the exercise of its business judgment is essentially qualitative, rather than formula-driven, and is based on the Committee’s overall judgment of the individual’s performance. However, in making its determination regarding the payment of awards for 2013, the Committee took into account the impressive 2013 performance of our largest subsidiary, CNA, as well as adverse market conditions facing several other subsidiaries, and also considered, in addition to the factors used in setting the award levels at the beginning of the performance period, the following factors: (i) the fact that the Company’s performance during the year resulted in an increase in book value; (ii) the Committee’s compensation philosophy against excessive or unreasonable compensation levels; (iii) an emphasis on consistent, long term, superior performance by the individual; (iv) the Committee’s evaluation of the performance of each Named Executive Officer based on the direct observation of such performance, since each Named Executive Officer regularly reports to the Board on the Company’s operations; (v) with respect to each Named Executive Officer other than the Chief Executive Officer, executive sessions with the Chief Executive Officer in which each Named Executive Officer’s performance is reviewed and evaluated; and (vi) the ability of each Named Executive Officer and particularly the Chief Executive Officer, to demonstrate leadership, encourage growth initiatives at our subsidiaries and lead in devising plans and strategies to deal with the adverse market conditions which have challenged certain of our subsidiaries, as well as plans and strategies to enhance shareholder value.

Based upon these factors, the Compensation Committee granted incentive compensation awards under the Incentive Compensation Plan to our Named Executive Officers at amounts equal to the 2013 targets. The amount awarded to our Named Executive Officers and to all participants in the Plan amounted to approximately 28% and 38%, respectively, of the total amount available in the performance bonus pool. The awards under this Plan for each of the Named Executive Officers are included in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table, below.

Stock-Based Awards.  The third principal element of our compensation policy for Named Executive Officers is stock-based awards under our Stock Option Plan. The value of awards under our Stock Option Plan is directly correlated to our performance as measured by the price of our Common Stock over the long term. These awards only have value if, and to the extent that, the price of our Common Stock in the future exceeds the price on the date awards are granted. In addition, unlike base salary and incentive compensation awards, which are earned and paid based on the annual performance of the individual and the Company, awards under the Stock Option Plan generally vest over a period of four years and have a term of ten years. As a result, these awards recognize performance over a longer term and encourage executives to continue their employment with the Company. All of these elements further serve to align the executive’s interest with those of our shareholders.

Since the establishment of the Stock Option Plan in 2000, it has been our policy not to increase the number of options or rights awarded to our Named Executive Officers each year (other than to adjust for stock splits), and the total number of options and rights issued to all employees who participate in the Plan has declined slightly in recent years.

Our practice has been to consider, and for our Compensation Committee to approve, an annual award in January of each year, but to grant awards in four increments over the year, the first grant being made on the date of the Compensation Committee meeting in January at the time the award is established, and the following three grants being made on the last business day of March, June and September of the year. Each grant is made at an exercise or strike price equal to the average of the high and low sales prices of our Common Stock on the trading day immediately preceding the date of grant. Thus, the Committee knows the exercise or strike price of grants made at its January meeting, but the exercise or strike price for the three subsequent grants is based on our Common Stock price at a future date. We believe that this practice is fair and reasonable to the individual executive and to the Company and its shareholders since it minimizes the impact that any particular event could have on the exercise or strike price of awards.

Employment Agreements.  It has been our practice to maintain employment agreements with each member of the Office of the President: James S. Tisch, Andrew H. Tisch and Jonathan M. Tisch. Consistent with our compensation policies and our goal of maximizing the deductibility of compensation for federal income tax purposes, base salary under each employment agreement has been limited to $975,000 per annum for each individual. The agreements provide that each individual shall participate in our Incentive Compensation Plan; however, the amount of any award which may be granted remains subject to the discretion of the Compensation Committee. In February 2014, the employment agreement with each of the members of the Office of the President was extended for an additional term of one year, to expire March 31, 2015. Our employment agreements with the members of the Office of the President contain no provision for severance on termination, or payment upon a change in control, nor do such agreements require us to provide any perquisites. We have no employment or other agreement relating to severance or payment upon a change of control with any of our other Named Executive Officers. Information concerning automobile-related perquisites provided to certain Named Executive Officers is provided in the Summary Compensation Table, below.

Employee Benefits.  Our Company’s Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Employees Savings Plan under Section 401(k) of the Internal Revenue Code, Retirement Plan and Benefit Equalization Plan. In addition, from time to time we have provided one or more Named Executive Officers with unfunded supplemental retirement benefits pursuant to the supplemental retirement agreements that are described under the heading “Pension Plans” below. No supplemental retirement benefits were granted in 2013.

Share Ownership Guidelines.  Although we have not adopted any share ownership guidelines for our executive officers, we note that the members of the Office of the President own significant amounts of our Common Stock.

Deductibility of Compensation Under the Internal Revenue Code.  Provisions of the Internal Revenue Code limit the amount of compensation paid to certain of our Named Executive Officers that we may deduct for federal income tax purposes to $1 million, unless such compensation qualifies as “performance based” and meets other requirements under the Internal Revenue Code. Our policy is to maximize the deductibility of compensation to the extent reasonably practical and our Incentive Compensation Plan and Stock Option Plan are intended to meet the Internal Revenue Code requirement for deductibility. However, where the Compensation Committee, in the exercise of its business judgment, believes the performance of one or more of our Named Executive Officers warrants it, it may approve compensation, including bonuses, which is not deductible for tax purposes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Joseph L. Bower, Chairman
Charles M. Diker
Paul J. Fribourg

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of the Company, or is a participant in a transaction disclosed, or required to be disclosed, under the heading “Transactions with Related Persons,” below. None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a director of the Company.

2013 Summary Compensation Table

The following table shows information for the years indicated regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2013, whom we refer to in this Proxy Statement as our “Named Executive Officers,” for services in all capacities to us and our subsidiaries.

Changes in
Pension Value
and
Nonqualified
				Non-Equity	Deferred
			Option/SAR	Incentive Plan	Compensation	All Other
Name and Position	Year	Salary	Awards (1)	Compensation (2)	Earnings (3)	Compensation	Total

J.S. Tisch	2013	$975,000	$ 837,845	(4)	$3,285,000	$0	(5)	$807,965	(6)(7)	$5,905,810
President, Chief	2012	975,000	960,816	(4)	3,125,000	3,995,330		787,403		9,843,549
Executive Officer,	2011	975,000	1,103,931	(4)	2,975,000	4,220,119		816,178		10,090,228
Office of the President

P.W. Keegan	2013	990,000	303,303		2,185,000	469,820		24,100	(8)	3,972,223
Chief Financial	2012	990,000	296,635		2,060,000	441,961		23,900		3,812,496
Officer, Senior Vice	2011	990,000	400,782		1,910,000	417,528		23,700		3,742,010
President

A.H. Tisch	2013	975,000	462,196	(9)	2,650,000	0	(5)	120,398	(6)(10)	4,207,594
Co-Chairman of	2012	975,000	470,885	(9)	2,510,000	2,886,166		107,919		6,949,970
the Board, Chairman	2011	975,000	549,784	(9)	2,385,000	3,554,323		101,116		7,565,223
of the Executive
Committee, Office of
the President

J.M. Tisch	2013	975,000	404,404		2,650,000	0	(5)	67,065	(6)(11)	4,096,469
Co-Chairman of	2012	975,000	395,511		2,510,000	2,951,936		69,445		6,901,892
the Board, Chairman	2011	975,000	534,375		2,385,000	3,338,750		81,844		7,314,969
of Loews Hotels, Office
of the President

D.B. Edelson	2013	975,000	303,303		3,050,000	242,778		23,950	(11)	4,595,031
Senior Vice President	2012	975,000	296,635		2,900,000	478,060		23,750		4,673,445
	2011	975,000	400,782		2,750,000	373,495		23,550		4,522,827

(1) These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of awards granted pursuant to our Stock Option Plan through December 31, 2013, 2012 and 2011, respectively. Assumptions used in the calculation of dollar amounts of the 2013 awards are included in Note 16 to our audited financial statements for the fiscal year ended December 31, 2013 included in our 2013 Annual Report.

(2) These amounts represent awards under our Incentive Compensation Plan for 2013 which were paid to the Named Executive Officers in February 2014.

(3) These amounts represent the actuarial increase, if any, in the present value of each Named Executive Officer’s retirement benefits under our retirement plans and supplemental retirement agreements as of December 31, 2013, 2012 and 2011 over the value of those benefits as of December 31, 2012, 2011 and 2010, respectively, all as determined using the same interest rate and other assumptions as those used in our financial statements. For an estimate of the pension benefits accrued for and which may become payable to the Named Executive Officers and the assumptions used in calculating those amounts, please see the 2013 Pension Benefits Table on page 29 of this Proxy Statement.

(4) Includes $433,441, $565,305 and $569,556, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal years ended on December 31, 2013, 2012 and 2011, respectively, of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as chairman of the board of Diamond Offshore during 2013, 2012 and 2011, respectively. The aggregate grant date fair value of these awards was estimated using the Black-Scholes pricing model, assuming, with respect to the awards granted in each of 2013, 2012 and 2011 (a) an expected life of: seven (7) years, six (6) years and five (5) years, respectively; (b) an expected volatility of: 18.24%, 33.45% and 30.37%, respectively; (c) a dividend yield of: 0.75%, 0.78% and 0.76%, respectively; and (d) a risk free interest rate of 1.61%, 0.89% and 1.54%, respectively. Expected life and volatility of awards is based on historical data. The dividend yield is based on the current approved regular dividend rate in effect and the current market price at the time of grant. Risk free interest rates are determined using the U.S. Treasury yield curve at time of grant with a term equal to the expected life of the options and SARs. This information has been provided by Diamond Offshore.

(5) As a result of changes in the actuarial assumptions used by the Company in 2013, the present value of retirement benefits under our retirement plans and supplemental retirement agreements for each of Messrs. A.H. Tisch, J.S. Tisch and J.M. Tisch as of December 31, 2013 declined by an amount equal to $939,476, $354,185, and $852,190, respectively, over the value of those benefits as of December 31, 2012.

(6) Includes the portion of the expense of a car and driver we provide to each member of our Office of the President attributable to personal use during 2013, as follows: (a) $17,265 for Mr. J.S. Tisch; (b) $15,948 for Mr. A.H. Tisch; and (c) $43,115 for Mr. J.M. Tisch. These amounts represent approximately 13%, 11% and 37% of our annual costs associated with the car and driver provided for Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, respectively, in 2013.

(7) Includes (a) $10,200, representing our contributions under our Employees Savings Plan for 2013; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2013; (c) $58,000, representing director’s fees paid by CNA for 2013; and (d) $708,750 representing payments of cash made pursuant to anti-dilution adjustments under the terms of Diamond Offshore’s stock option plan.

(8) Includes (a) $10,200, representing our contributions under our Employees Savings Plan for 2013; and (b) $13,900, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2013.

(9) Includes $57,792 and $75,374, representing the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year ended on December 31, 2013 and 2012, respectively, of awards pursuant to Diamond Offshore’s stock option plan granted as compensation for service as a member of the board of Diamond Offshore during 2013 and 2012, estimated using the same pricing model and assumptions described in footnote (4) above.

(10) Includes (a) $10,200, representing our contributions under our Employees Savings Plan for 2013; (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2013; (c) $58,000, representing director’s fees paid by CNA for 2013; and (d) $22,500 representing payments of cash made pursuant to anti-dilution adjustments under the terms of Diamond Offshore’s stock option plan.

(11) Includes (a) $10,200, representing our contributions under our Employees Savings Plan for 2013; and (b) $13,750, representing additional cash compensation paid or applied to the cost of benefit choices under our flexible benefits plan, which may include, among other things, premiums on medical, dental, vision, life and disability insurance policies, for 2013.

Narrative Discussion of Summary Compensation Table

For more information about our employment agreements with each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch and about the components of compensation reported in the Summary Compensation Table, please read the “Compensation Discussion and Analysis,” above.

Compensation Plans

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan and Incentive Compensation Plan during the year ended December 31, 2013.

2013 Grants of Plan-Based Awards
(Loews)

					All Other
					Option/SAR
			Estimated Future		Awards;			Grant Date
			Payouts Under		Number of	Exercise or	Closing	Fair Value
			Non-Equity		Securities	Base Price	Market Price	of Stock and
	Grant	Action	Incentive Plan		Underlying	of Option/SAR	on Date	Option/SAR
Name	Date	Date	Awards (1)		Options/SARs (2)	Awards (3)	of Grant	Awards

			Target	Maximum

J.S. Tisch	01/08/13				15,000	$41.93	$42.06	$101,774
	02/08/13		$3,285,000	$4,285,000
	03/29/13	01/08/13			15,000	43.89	44.07	84,831
	06/28/13	01/08/13			15,000	44.44	44.40	102,055
	09/30/13	01/08/13			15,000	46.99	46.74	115,744

P.W. Keegan	01/08/13				11,250	41.93	42.06	76,331
	02/08/13		2,185,000	3,185,000
	03/29/13	01/08/13			11,250	43.89	44.07	63,623
	06/28/13	01/08/13			11,250	44.44	44.40	76,541
	09/30/13	01/08/13			11,250	46.99	46.74	86,808

A.H. Tisch	01/08/13				15,000	41.93	42.06	101,774
	02/08/13		2,650,000	3,650,000
	03/29/13	01/08/13			15,000	43.89	44.07	84,831
	06/28/13	01/08/13			15,000	44.44	44.40	102,055
	09/30/13	01/08/13			15,000	46.99	46.74	115,744

J.M. Tisch	01/08/13				15,000	41.93	42.06	101,774
	02/08/13		2,650,000	3,650,000
	03/29/13	01/08/13			15,000	43.89	44.07	84,831
	06/28/13	01/08/13			15,000	44.44	44.40	102,055
	09/30/13	01/08/13			15,000	46.99	46.74	115,744

D.B. Edelson	01/08/13				11,250	41.93	42.06	76,331
	02/08/13		3,050,000	4,050,000
	03/29/13	01/08/13			11,250	43.89	44.07	63,623
	06/28/13	01/08/13			11,250	44.44	44.40	76,541
	09/30/13	01/08/13			11,250	46.99	46.74	86,808

(1) These amounts represent target and maximum awards established under our Incentive Compensation Plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2014 is included in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Awards under our Incentive Compensation Plan are not subject to thresholds, but instead consist of an amount equal to a proportion of that percentage of our Performance Based Income established by our Compensation Committee as our annual performance goal, subject to the target and maximum amounts set forth on the table above. Please read our “Compensation Discussion and Analysis” above, under the heading “Incentive Compensation Awards,” for more information concerning awards under our Incentive Compensation Plan.

(2) These amounts represent awards of SARs granted under our Stock Option Plan. In accordance with its practice, in 2013 our Compensation Committee established an annual award in January authorizing the grant of SARs in four increments over the year. These SARs vest with respect to 25% of the total number of securities underlying each annual award on an annual basis commencing on the anniversary of the date our Compensation Committee took action to authorize the awards. Please read our “Compensation Discussion and Analysis” above, under the heading “Stock-Based Awards,” for more information concerning awards under our Stock Option Plan.

(3) The exercise prices were calculated in accordance with our Stock Option Plan by averaging the high and low sales prices of our Common Stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information provided by Diamond Offshore regarding grants to Messrs. A.H. Tisch and J.S. Tisch under Diamond Offshore’s stock option plan during the year ended December 31, 2013.

2013 Grants of Plan-Based Awards
(Diamond Offshore)

All Other
			Option/SAR			Grant
			Awards;			Date Fair
			Number of	Exercise or	Closing	Value of
			Securities	Base Price of	Market Price	Stock and
			Underlying	Option/SAR	on Date of	Option/SAR
Name	Grant Date	Action Date	Options/SARs (1)	Awards (2)	Grant	Awards

A.H. Tisch	01/02/13	10/16/12	1,000	$67.47	$66.76	$17,398
	04/01/13	10/16/12	1,000	69.71	66.89	14,701
	07/01/13	10/16/12	1,000	68.62	67.20	13,443
	10/01/13	10/16/12	1,000	62.31	61.65	12,250

J.S. Tisch	01/02/13	10/16/12	7,500	67.47	66.76	130,482
	04/01/13	10/16/12	7,500	69.71	66.89	110,261
	07/01/13	10/16/12	7,500	68.62	67.20	100,820
	10/01/13	10/16/12	7,500	62.31	61.65	91,878

(1) These amounts represent awards of SARs granted to Messrs. A.H. Tisch and J.S. Tisch by Diamond Offshore under its stock option plan. In October 2012 Diamond Offshore’s board of directors established an annual award to its non-management directors, which was granted in four increments over the course of 2013. Each SAR reported above vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

(2) The exercise prices were calculated in accordance with Diamond Offshore’s stock option plan by averaging the high and low sales prices of Diamond Offshore’s common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan that were outstanding as of December 31, 2013. All awards with expiration dates prior to January 2016 represent stock options, and all awards with expiration dates during or after January 2016 represent SARs.

2013 Outstanding Equity Awards at Fiscal Year-End
(Loews Common Stock)

Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

J.S. Tisch	15,000	0	$17.36	01/16/14
	15,000	0	19.61	01/16/14
	15,000	0	20.06	01/16/14
	15,000	0	19.43	01/16/14
	15,000	0	23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	11,250	3,750	37.92	01/12/20
	11,250	3,750	37.26	01/12/20
	11,250	3,750	33.12	01/12/20
	11,250	3,750	37.82	01/12/20
	7,500	7,500	39.81	01/11/21
	7,500	7,500	43.14	01/11/21
	7,500	7,500	42.02	01/11/21
	7,500	7,500	35.04	01/11/21
	3,750	11,250	37.86	01/10/22
	3,750	11,250	39.41	01/10/22
	3,750	11,250	39.80	01/10/22
	3,750	11,250	41.14	01/10/22
	0	15,000	41.93	01/08/23
	0	15,000	43.89	01/08/23
	0	15,000	44.44	01/08/23
	0	15,000	46.99	01/08/23

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

P.W. Keegan	11,250	0	$33.14	01/31/16
	11,250	0	34.18	01/31/16
	11,250	0	34.89	01/31/16
	11,250	0	38.31	01/31/16
	11,250	0	40.34	01/09/17
	11,250	0	45.75	01/09/17
	11,250	0	51.08	01/09/17
	11,250	0	48.04	01/09/17
	11,250	0	49.17	01/08/18
	11,250	0	40.34	01/08/18
	11,250	0	47.71	01/08/18
	11,250	0	38.38	01/08/18
	11,250	0	27.00	01/13/19
	11,250	0	21.74	01/13/19
	11,250	0	27.21	01/13/19
	11,250	0	34.64	01/13/19
	8,437	2,813	37.92	01/12/20
	8,437	2,813	37.26	01/12/20
	8,437	2,813	33.12	01/12/20
	8,437	2,813	37.82	01/12/20
	5,625	5,625	39.81	01/11/21
	5,625	5,625	43.14	01/11/21
	5,625	5,625	42.02	01/11/21
	5,625	5,625	35.04	01/11/21
	2,812	8,438	37.86	01/10/22
	2,812	8,438	39.41	01/10/22
	2,812	8,438	39.80	01/10/22
	2,812	8,438	41.14	01/10/22
	0	11,250	41.93	01/08/23
	0	11,250	43.89	01/08/23
	0	11,250	44.44	01/08/23
	0	11,250	46.99	01/08/23

A.H. Tisch	15,000	0	17.36	01/16/14
	15,000	0	19.61	01/16/14
	15,000	0	20.06	01/16/14
	15,000	0	19.43	01/16/14
	15,000	0	23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	15,000	0	$21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	11,250	3,750	37.92	01/12/20
	11,250	3,750	37.26	01/12/20
	11,250	3,750	33.12	01/12/20
	11,250	3,750	37.82	01/12/20
	7,500	7,500	39.81	01/11/21
	7,500	7,500	43.14	01/11/21
	7,500	7,500	42.02	01/11/21
	7,500	7,500	35.04	01/11/21
	3,750	11,250	37.86	01/10/22
	3,750	11,250	39.41	01/10/22
	3,750	11,250	39.80	01/10/22
	3,750	11,250	41.14	01/10/22
	0	15,000	41.93	01/08/23
	0	15,000	43.89	01/08/23
	0	15,000	44.44	01/08/23
	0	15,000	46.99	01/08/23

J.M. Tisch	15,000	0	17.36	01/16/14
	15,000	0	19.61	01/16/14
	15,000	0	20.06	01/16/14
	15,000	0	19.43	01/16/14
	15,000	0	23.68	01/20/15
	15,000	0	24.32	01/20/15
	15,000	0	25.91	01/20/15
	15,000	0	30.54	01/20/15
	15,000	0	33.14	01/31/16
	15,000	0	34.18	01/31/16
	15,000	0	34.89	01/31/16
	15,000	0	38.31	01/31/16
	15,000	0	40.34	01/09/17
	15,000	0	45.75	01/09/17
	15,000	0	51.08	01/09/17
	15,000	0	48.04	01/09/17
	15,000	0	49.17	01/08/18
	15,000	0	40.34	01/08/18
	15,000	0	47.71	01/08/18
	15,000	0	38.38	01/08/18
	15,000	0	27.00	01/13/19
	15,000	0	21.74	01/13/19
	15,000	0	27.21	01/13/19
	15,000	0	34.64	01/13/19
	11,250	3,750	37.92	01/12/20
	11,250	3,750	37.26	01/12/20
	11,250	3,750	33.12	01/12/20
	11,250	3,750	37.82	01/12/20
	7,500	7,500	39.81	01/11/21
	7,500	7,500	43.14	01/11/21
	7,500	7,500	42.02	01/11/21
	7,500	7,500	35.04	01/11/21
	3,750	11,250	37.86	01/10/22
	3,750	11,250	39.41	01/10/22
	3,750	11,250	39.80	01/10/22
	3,750	11,250	41.14	01/10/22

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

	0	15,000	$41.93	01/08/23
	0	15,000	43.89	01/08/23
	0	15,000	44.44	01/08/23
	0	15,000	46.99	01/08/23

D.B. Edelson	22,500	0	24.17	01/20/15
	11,250	0	25.91	01/20/15
	11,250	0	30.54	01/20/15
	11,250	0	33.14	01/31/16
	11,250	0	34.18	01/31/16
	11,250	0	34.89	01/31/16
	11,250	0	38.31	01/31/16
	11,250	0	40.34	01/09/17
	11,250	0	45.75	01/09/17
	11,250	0	51.08	01/09/17
	11,250	0	48.04	01/09/17
	11,250	0	49.17	01/08/18
	11,250	0	40.34	01/08/18
	11,250	0	47.71	01/08/18
	11,250	0	38.38	01/08/18
	11,250	0	27.00	01/13/19
	11,250	0	21.74	01/13/19
	11,250	0	27.21	01/13/19
	11,250	0	34.64	01/13/19
	8,437	2,813	37.92	01/12/20
	8,437	2,813	37.26	01/12/20
	8,437	2,813	33.12	01/12/20
	8,437	2,813	37.82	01/12/20
	5,625	5,625	39.81	01/11/21
	5,625	5,625	43.14	01/11/21
	5,625	5,625	42.02	01/11/21
	5,625	5,625	35.04	01/11/21
	2,812	8,438	37.86	01/10/22
	2,812	8,438	39.41	01/10/22
	2,812	8,438	39.80	01/10/22
	2,812	8,438	41.14	01/10/22
	0	11,250	41.93	01/08/23
	0	11,250	43.89	01/08/23
	0	11,250	44.44	01/08/23
	0	11,250	46.99	01/08/23

(1) Each stock option and SAR reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the expiration date reported for such stock option or SAR above.

The following table shows information provided by Diamond Offshore regarding awards granted to Messrs. A.H. Tisch and J.S. Tisch under Diamond Offshore’s stock option plan that were outstanding as of December 31, 2013. All awards listed with expiration dates prior to April 2016 represent stock options, and all awards listed with expiration dates during or after April 2016 represent SARs.

2013 Outstanding Equity Awards at Fiscal Year-End
(Diamond Offshore Common Stock)
Option/SAR Awards (1)

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options/SARs	Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

A.H. Tisch	500	0	$70.38	07/01/21
	500	0	55.64	10/01/21
	1,000	0	55.72	01/03/22
	1,000	0	66.68	04/02/22
	1,000	0	59.19	07/02/22
	1,000	0	66.04	10/01/22
	1,000	0	67.47	01/02/23
	1,000	0	69.71	04/01/23
	1,000	0	68.62	07/01/23
	1,000	0	62.31	10/01/23

J.S. Tisch	1,875	0	22.49	05/18/14
	1,875	0	23.65	07/01/14
	1,875	0	32.78	10/01/14
	1,875	0	39.98	12/31/14
	3,750	0	45.77	04/19/15
	3,750	0	53.60	07/01/15
	3,750	0	61.90	10/03/15
	3,750	0	69.38	12/31/15
	5,625	0	92.67	04/27/16
	5,625	0	83.44	07/03/16
	5,625	0	71.87	10/02/16
	5,625	0	79.77	12/31/16
	7,500	0	81.42	04/02/17
	7,500	0	101.97	07/02/17
	7,500	0	114.21	10/01/17
	7,500	0	144.44	12/31/17
	7,500	0	117.36	04/01/18
	7,500	0	140.54	07/01/18
	7,500	0	103.02	10/01/18
	7,500	0	58.73	01/01/19
	7,500	0	64.51	04/01/19
	7,500	0	83.57	07/01/19
	7,500	0	95.61	10/01/19
	7,500	0	99.16	01/04/20
	7,500	0	87.65	04/01/20
	7,500	0	61.79	07/01/20
	7,500	0	68.52	10/01/20
	7,500	0	66.38	01/03/21
	7,500	0	78.90	04/01/21
	7,500	0	70.38	07/01/21
	7,500	0	55.64	10/01/21
	7,500	0	55.72	01/03/22
	7,500	0	66.68	04/02/22
	7,500	0	59.19	07/02/22
	7,500	0	66.04	10/01/22
	7,500	0	67.47	01/02/23
	7,500	0	69.71	04/01/23
	7,500	0	68.62	07/01/23
	7,500	0	62.31	10/01/23

(1) Each stock option and SAR reported above with an expiration date prior to October 2018 vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in each calendar year above. Each SAR reported above with an expiration date during or after October 2018, vested and became exercisable with respect to 100% of its underlying securities on the date it was granted.

None of our Named Executive Officers exercised awards granted under our Stock Option Plan or Diamond Offshore’s stock option plan during the year ended December 31, 2013.

Pension Plans

We provide a funded, tax qualified, non-contributory retirement plan for salaried employees, including our executive officers (our “Qualified Retirement Plan”). Tax qualified retirement plans, such as our Qualified Retirement Plan, are subject to limitations under the Internal Revenue Code on the benefits they may provide. Accordingly, we also provide an unfunded, non-qualified, non-contributory Benefit Equalization Plan (our “Benefit Equalization Plan”) which provides for the accrual and payment of benefits which are not available under our Qualified Retirement Plan (we refer to our Qualified Retirement Plan and Benefit Equalization Plan together as our “Retirement Plans”).

Our Qualified Retirement Plan is a cash balance plan, in which the value of each participant’s benefit is expressed as a nominal cash balance account established for each participant. Under the cash balance plan, we increase each participant’s nominal account annually by a “pay-based credit” based on a specified percentage of annual earnings (based on the participant’s years of service) and an “interest credit” based on a specified interest rate, which we set annually for all participants. At retirement or termination of employment, a vested participant is entitled to receive the cash balance account in a lump sum or to convert the account into a monthly annuity. Compensation covered under our Qualified Retirement Plan consists of salary included under the heading “Salary” in the Summary Compensation Table above. In addition, awards under our Incentive Compensation Plan are deemed compensation for purposes of our Benefit Equalization Plan. Pension benefits are not subject to reduction for Social Security benefits or other amounts.

Until January 1, 2014, those participants in our Qualified Retirement Plan who met certain age and years of service requirements at January 1, 1998 (the year that our Qualified Retirement Plan was converted into a cash balance plan), including Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, accrued benefits based upon their highest average annual salary during any period of five consecutive years of the ten years immediately preceding retirement and years of credited service with us (“Final Pay Benefit”).

We amended our Retirement Plans, effective January 1, 2014. The material changes applicable to our executive officers are to:  (i) provide that participants who formerly accrued benefits based on the Final Pay Benefit would have their future accruals shifted to cash balance service-based credits; (ii) move to a years of service based metric for annual pay-based credits in lieu of the former age based metric and reduce the maximum credit from 11% to 7%; (iii) limit annual pay-based credits under the Qualified Retirement Plan to 2% of compensation, with the balance being accrued under the Benefit Equalization Plan; and (iv) cap the compensation taken into account in determining annual accruals at 2013 pay levels.

We also maintain a supplemental retirement account for each of Messrs. Keegan, J.S. Tisch, A.H. Tisch and J.M. Tisch, pursuant to supplemental retirement agreements with each such individual (“Supplemental Benefit”). We credit each such nominal account annually with the interest credit established under our Retirement Plan. Upon retirement, each such Named Executive Officer will receive the value of his account in the form of an annuity or, subject to certain conditions, in a single lump sum payment.

The following table shows information regarding pension benefits accrued for and paid to each of our Named Executive Officers as of December 31, 2013.

2013 Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit (1)	Last Fiscal Year

J.S. Tisch	Retirement Plan	36	$1,552,022	$0
	Benefit Equalization Plan	36	21,994,086	0
	Supplemental Benefit		1,123,543	0

P.W. Keegan	Retirement Plan	16	504,745	0
	Benefit Equalization Plan	16	3,071,817	0
	Supplemental Benefit		2,119,704	0

A.H. Tisch	Retirement Plan	40	1,626,899	0
	Benefit Equalization Plan	40	19,794,837	0
	Supplemental Benefit		1,202,585	0

J.M. Tisch	Retirement Plan	34	1,170,136	0
	Benefit Equalization Plan	34	17,942,435	0
	Supplemental Benefit		1,105,017	0

D.B. Edelson	Retirement Plan	8	167,979	0
	Benefit Equalization Plan	8	1,869,966	0

(1) Assuming (a) the later of a normal retirement age of 65 or current age, (b) a discount rate of 4.6% and (c) interest credits of 2.72% for 2014 and later years. Other interest rate and mortality rate assumptions used are consistent with those used in our financial statements.

Deferred Compensation

The following table shows information regarding compensation deferred by Mr. Edelson on a non-qualified basis pursuant to our Deferred Compensation Plan. Under this plan, employees earning in excess of $100,000 per year may defer up to ten percent of their base salaries for a period of not less than three years, or until they are no longer employed by us. Deferred amounts are maintained by us in an interest bearing account. Upon electing to participate in this plan each year, each participating employee must choose the amount to be deferred and the duration of the deferral; whether to receive distributions of deferred amounts in a single payment or in equal annual installments over any period of time up to 15 years; and an interest rate from a selection of short term and long term rates established in accordance with the plan’s requirements. None of our other Named Executive Officers deferred compensation or had outstanding balances during 2013.

2013 Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End

D.B. Edelson	$0	$0	$20,507 (1)	$0	$542,854

(1) Represents interest earned in 2013 on Mr. Edelson’s Deferred Compensation Plan account at a combined annual compounded rate of 3.9%.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee considered, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us. Our Audit committee reviewed and approved or ratified each of the following 2013 transactions.

Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch, the members of our Office of the President, and members of their families have chartered our aircraft for personal travel from time to time. For the use of our owned aircraft charters are done through an unaffiliated management company and the charterer pays us a fixed hourly rate plus a fuel surcharge which equals or exceeds our out-of-pocket operating costs. For the use of an aircraft in which we hold a fractional interest, the charterer pays us a rate which closely approximates our incremental cost. The total amount reimbursed or paid to us in 2013 in connection with the foregoing was approximately $831,000.

Alexander Tisch, son of Mr. A.H. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $700,000 in 2013 and participated in benefit programs available to salaried employees generally. In January 2014, he was granted 15,000 SARs under our Stock Option Plan having terms identical to those applicable to other employees.

Lacey Tisch, daughter of Mr. A.H. Tisch, is employed as a Director of Brand Marketing for Loews Hotels. Ms. Tisch is an at-will employee, earned compensation of $79,300 in 2013 and participated in benefit programs available to salaried employees generally.

Benjamin Tisch, son of Mr. J.S. Tisch, is employed as a Vice President in the Company’s Corporate Development Department. Mr. Tisch, an at-will employee, earned compensation of $975,000 for 2013 and participated in benefit programs available to salaried employees generally. In January 2014, he was granted 15,000 SARs under our Stock Option Plan having terms identical to those applicable to other employees.

Walter L. Harris, a director of the Company and Chairman of the Company’s Audit Committee, was an executive officer of Alliant, an insurance brokerage firm that provides services to Diamond Offshore and insurance company subsidiaries of CNA, until June 2013. Alliant earns commissions for the business it writes for CNA in accordance with commission schedules that are standard to CNA brokerage contracts of this type. Total commissions earned by Alliant for the first five months of 2013 on business placed with CNA were approximately $1,680,000 and on business placed for Diamond Offshore were approximately $375,000. The T-H Companies, insurance brokerage firms in which Mr. Harris has an ownership interest, earned commissions of approximately $127,000 during 2013 on business placed with CNA.

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 2)

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders with an advisory vote to approve Named Executive Officer compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed under the heading “Executive Compensation” beginning on page 12 of this Proxy Statement.

The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executives who are able to help achieve the Company’s objectives and create shareholder value. Our executive compensation programs and goals are described in detail in the Compensation Discussion and Analysis and the level of compensation paid to our Named Executive Officers during the last three years is set out in the Summary

Compensation Table and related information above. Our Compensation Committee believes that our executive compensation program is effective in achieving our goals.

This advisory vote to approve Named Executive Officer compensation is not binding on our Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, our Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed under the heading Executive Compensation in the Proxy Statement for the 2014 Annual Meeting of Shareholders.”

RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
(Proposal No. 3)

Our Audit Committee has selected Deloitte & Touche LLP to serve as our independent auditors for 2014. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the meeting. Even if this selection is ratified by our shareholders at the meeting, our Audit Committee may at its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, our Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the meeting to answer appropriate questions and, if they choose to do so, to make a statement.

Audit Fees and Services

The following table shows fees billed by Deloitte & Touche LLP and its affiliates for professional services rendered to us and our subsidiaries in 2013 and 2012, by category as described in the notes to the table.

	2013	2012
	(in thousands)

Audit Fees (1)	$18,606	$17,553
Audit Related Fees (2)	813	1,789
Tax Fees (3)	262	171
All Other Fees (4)	0	188

Total	$19,681	$19,701

(1) Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly financial statements.

(2) Includes the aggregate fees and expenses for services that were reasonably related to the performance of the audit or reviews of our financial statements and not included under “Audit Fees” above, including, principally, consents and comfort letters and the audit of employee benefit plans.

(3) Includes the aggregate fees and expenses for tax compliance and tax planning services.

(4) Includes the aggregate fees and expenses for products and services, other than those services described above and related to consulting services.

Auditor Engagement Pre-Approval Policy

In order to assure the continued independence of our independent auditors, currently Deloitte & Touche LLP, our Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services performed by our independent auditors. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte & Touche LLP must be specifically pre-approved by our Audit Committee, or a designated committee member to whom this authority has been delegated. Our Audit Committee, or a designated member, pre-approves all engagements by us and our subsidiaries, other than CNA, Diamond Offshore and Boardwalk Pipeline, for services of Deloitte & Touche LLP, including the terms and fees thereof, and our Audit Committee has concluded that all such engagements have been compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditors. Engagements of Deloitte & Touche LLP by CNA, Diamond Offshore and Boardwalk Pipeline are reviewed and approved by the independent audit committees of those subsidiaries pursuant to pre-approval policies adopted by those committees.

The Board of Directors recommends a vote FOR Proposal No. 3.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment of the persons appointed as proxies.

We will bear all costs in connection with the solicitation of proxies for the meeting. We intend to request brokerage houses, custodians, nominees and others who hold our voting stock in their names to solicit proxies from the persons who beneficially own such stock, and we will reimburse these brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses. We have engaged Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for us, at an anticipated cost of approximately $8,500. In addition to the use of the mails, solicitation may be made by Innisfree or our employees personally or by telephone, facsimile, over the Internet, by e-mail or by other electronic transmission.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2014

This Proxy Statement, our 2013 Annual Report on Form 10-K and the proxy card are available at www.loews.com/reports.

Communications with Us by Shareholders and Others

If you or any other interested party wishes to communicate directly with our Lead Director, other non-management directors or our Board as a whole, you or the other interested party may do so by writing to our Corporate Secretary. All communications will be delivered to the director or directors to whom they are addressed.

If you wish to propose an individual to be considered by our Nominating and Governance Committee for possible recommendation to our Board of Directors, you must do so by writing to our Corporate Secretary. Your recommendation must include the candidate’s name, a brief biographical description, a statement of the candidate’s qualifications, a description of any relationship between the candidate and either the recommending shareholder or the Company, and the candidate’s signed consent to serve as a director, if elected. We must receive your recommendations for director nominees for our 2015 Annual Meeting not later than October 1, 2014.

If you wish to nominate an individual for election as a director at our 2015 Annual Meeting, you must provide notice of your intention to do so by writing to our Corporate Secretary. Your notice must include the nominee’s name, age, business and residence addresses, principal occupation or employment, ownership interests in our securities, and any other information which would be required to be disclosed with respect to that nominee in connection with a solicitation of proxies for the election of directors. It must also include your name and address, ownership interests in our securities, a description of any arrangement or understanding between you and the nominee or any other person under which the nomination is being made, your representation that you intend to attend the 2015 Annual Meeting to nominate the nominee in person, and any other information which would be required to be disclosed with respect to you in connection with a solicitation of proxies for the election of directors. Your notice must be accompanied by a written consent of the nominee to being named as a nominee and to serve as a director, if elected. We must receive your notice not earlier than January 13, and not later than February 12, 2015.

If you wish to submit a proposal under Rule 14a-8 for our 2015 Annual Meeting, it must be received by us not later than December 1, 2014 in order to be included in our proxy materials. In order for any proposal by you made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of that act, it must be received by us not later than February 14, 2015. If your proposal is not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for next year’s annual meeting may confer discretionary authority to us to vote on that proposal. Your proposals should be addressed to our Corporate Secretary.

If you wish to obtain directions to our 2014 Annual Meeting of Shareholders, you may do so by writing to our Corporate Secretary.

You should address all communications directed to our Corporate Secretary regarding the matters discussed above to Loews Corporation, 667 Madison Avenue, New York, New York  10065-8087.

By order of the Board of Directors,

GARY W. GARSON
Secretary

Dated: March 31, 2014

PLEASE SUBMIT YOUR PROXY
TO VOTE YOUR SHARES PROMPTLY

LOEWS CORPORATION 667 MADISON AVENUE NEW YORK, NY 10065-8087 ATTN: INVESTOR RELATIONS
VOTE BY INTERNET - www.proxyvote.com
Use the Internet  to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then  follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67193-P45355	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

                                                               THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOEWS CORPORATION
The Board of Directors recommends you vote
FOR the following proposals:

1. Election of Directors	For	Against	Abstain

1a. Lawrence S. Bacow	☐	☐	☐

1b. Ann E. Berman	☐	☐	☐		For	Against	Abstain

1c. Joseph L. Bower	☐	☐	☐	2. Approve, on an advisory basis, executive compensation	☐	☐	☐

1d. Charles M. Diker	☐	☐	☐	3. Ratify Deloitte & Touche LLP as independent auditors	☐	☐	☐

1e. Jacob A. Frenkel	☐	☐	☐

1f. Paul J. Fribourg	☐	☐	☐	NOTE: Such other business as may properly come before the
meeting or any adjournment or postponement thereof shall
1g. Walter L. Harris	☐	☐	☐	be voted by the proxies appointed hereby in their judgment and discretion.

1h. Philip A. Laskawy	☐	☐	☐

1i. Ken Miller	☐	☐	☐

1j. Andrew H. Tisch	☐	☐	☐

1k. James S. Tisch	☐	☐	☐

1l. Jonathan M. Tisch	☐	☐	☐

1m. Anthony Welters	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Address Change/Comments: Please provide any address changes or comments to our investor contact by e-mail at IR@loews.com or by phone at 212-521-2788.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

LOEWS CORPORATION
Annual  Meeting of Shareholders
May 13, 2014 11:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Gary W. Garson, Peter W. Keegan and Kenneth J. Zinghini, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of  this proxy, all of  the shares of  Common Stock of  LOEWS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M., New York City Time on May 13, 2014, at The Pierre, 2 East 61st Street, New York, New York, and any adjournment or postponement  thereof.

This proxy, when properly executed,  will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side